EXHIBIT 99.1

Central Jersey Bancorp Declares 2-for-1 Stock Split

LONG BRANCH, NEW JERSEY, May 26, 2005 (NASDAQ SmallCap Market: CJBK) - Central Jersey Bancorp, the parent company of Monmouth Community Bank, N.A. and Allaire Community Bank, recently declared a 2-for-1 stock split payable July 1, 2005 to shareholders of record on June 15, 2005.

In declaring a 2-for-1 stock split, the Board of Directors wishes to recognize and reward the loyalty and confidence that each of its shareholders has placed in the organization. With the strong support from its ownership, Central Jersey Bancorp has been able to strategically expand its franchise and experience market success.

Central Jersey Bancorp is the parent company and sole shareholder of Monmouth Community Bank, N.A. and Allaire Community Bank. Monmouth Community Bank, N.A. and Allaire Community Bank provide a full range of banking services to both individual and business customers through fourteen branch facilities located in Monmouth and Ocean Counties, New Jersey. Central Jersey Bancorp is traded on the NASDAQ SmallCap Market under the trading symbol “CJBK”. Monmouth Community Bank, N.A. and Allaire Community Bank can be accessed through the internet at www.MCBNA.com and www.AllaireBank.com, respectively.

Statements about the future expectations of Central Jersey Bancorp and its subsidiaries, Monmouth Community Bank, N.A. and Allaire Community Bank, and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Since these statements involve risks and uncertainties and are subject to change at any time, the companies’ actual results could differ materially from expected results. Among these risks, trends and uncertainties are the effect of governmental regulation on Monmouth Community Bank, N.A. and Allaire Community Bank, the availability of working capital, the cost of personnel, and the competitive market in which Monmouth Community Bank, N.A. and Allaire Community Bank compete.

CONTACTS:
James S. Vaccaro, President and CEO; 732-571-1300 Robert S. Vuono, Sr. EVP & COO; 732-292-1600 Anthony Giordano, III, EVP and CFO; 732-923-1115

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